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CONSOLIDATED-TOMOKA LAND CO.
(Name of Registrant as Specified in Its Charter)

WINTERGREEN PARTNERS FUND, LP WINTERGREEEN PARTNERS OFFSHORE MASTER FUND, LTD WINTERGREEN ADVISERS, LLC DAVID J. WINTERS ELIZABETH N. COHERNOUR EVAN H. HO
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Wintergreen Advisers, LLC sent the following letter to Institutional Shareholder Services on April 18, 2018.

April 18, 2018

Mr. Cristiano Guerra
Institutional Shareholder Services
702 King Farm Boulevard, Suite 400
Rockville, MD 20850
Dear Mr. Guerra:
This comment letter is being submitted by Wintergreen Advisers, LLC on behalf of its clients ("Wintergreen").  Wintergreen has reviewed Institutional Shareholder Services' ("ISS") report (the "ISS Report") published on April 13, 2018.  Wintergreen is a current subscriber of ISS's services and accessed the report as permitted by our agreement.  Based on this review, Wintergreen believes that the ISS Report contains certain material omissions and misstatements that cause the ISS Report to be misleading and desires to bring these to the attention of ISS for review and immediate correction.
Wintergreen provided ISS with a letter on April 12, 2018 (the letter was concurrently filed with the SEC) that provided extensive detail on the steps Wintergreen had undertaken to work with CTO over the past years, and how Wintergreen has been stymied by CTO at each step, and resulted in Wintergreen's shareholder proposal and director nominees.  During our conversation on April 9, 2018, ISS invited Wintergreen's response to CTO's April 9, 2018 presentation that was filed shortly before Wintergreen's discussion with ISS.  ISS stated that they intended to file the ISS report at the end of the week ending April 13, or the beginning of the week of April 15.  It appears that our letter was not reviewed by ISS before issuing the ISS Report on April 13, and we are including our April 12, 2018 letter as an attachment.
The following references are to the pages of the ISS Report.
Pages 1, 9, 25
Wintergreen does not agree with ISS' recommendation to support the CTO Compensation Committee Members William Olivari, Thomas Warlow III, and Casey Wold.  Shareholders have made clear their negative views of CTO's executive compensation packages with the voting results on CTO's say-on pay proposals since 2016.  ISS notes "the company did not engage with shareholders following the low vote, discern their concerns, nor make any changes to pay programs as a result."  It is stunning to us that board members whose say-on-pay proposal is rejected by ISS and who are also unresponsive to shareholders could be recommended by ISS for re-election.  We strongly suggest ISS reconsider this recommendation.  One of the key tenets of Wintergreen's director nominee proposal is to ensure that CTO's board is properly aligned with shareholders.  We believe the responsibility of properly aligning compensation with shareholders, and being responsive to shareholder views, is the key issue at CTO.

Page 12:
CTO implied that, because existing directors Thomas P. Warlow III and Howard C. Serkin were initially recommended as board candidates by Wintergreen in 2010 and 2011, they currently represent the interests of Wintergreen.  This is misleading.  Wintergreen has consistently voted against the re-election of these directors since 2015, and does not have and has never had a business or personal relationship with either person.  Further, Wintergreen does not believe that either Mr. Warlow or Mr. Serkin have supported any of Wintergreen's shareholder proposals made during the past two years, and therefore can hardly be viewed as representing the interests of Wintergreen.
Page 13:
ISS's inclusion of the suggestion that Wintergreen has engaged in or is seeking to engage in "Green Mail" by negotiating with CTO for the repurchase of its shares is factually inaccurate.  The suggestion that Wintergreen is or is seeking to engage in "greenmail" is false and misleading to CTO shareholders.  Wintergreen was responding to CTO's prior communications as a possible avenue towards a mutually agreeable resolution of the on-going disagreement between Wintergreen and CTO's management and board.   Representatives of CTO made an initial below market offer, that referred to a discount to "to an average trailing closing price*" without providing further specific detail.   In the absence of a legitimate bid, representatives of Wintergreen responded with an offer that represented the average of CTO's stated NAV range, expecting CTO to engage in good faith negotiations to arrive at a mutually agreeable price, as is customary.  However, CTO failed to respond to Wintergreens offer.  Instead, CTO chose to use Wintergreen's good faith efforts to work with the Company against Wintergreen.
Pages 25
Wintergreen believes that CTO's Proposal to "Amend the Omnibus Stock Plan" does not disclose required information and should be retracted by CTO.  Therefore, ISS should withdraw its recommendation in order to avoid passing judgement on a flawed plan.  Proposal 4 does not comply with the SEC's mandated disclosure requirements for proxy statements, which require that CTO provide details about the number of participants that are eligible for the plan.  Since shareholders are not being provided with information that is necessary to make an informed decision on the merits of the plan, the proposal can't be properly voted upon.  As a result of these deficiencies, we believe CTO should be compelled to withdraw the plan from the ballot.
Additionally, as we discussed on our call, Wintergreen found it egregious for a board to hide in the fine print their request for authority to increase their own compensation four- to five-times higher to as much as $300,000 per year.  After Wintergreen highlighted this issue for shareholders, CTO has represented that directors will no longer be getting massive pay raises.  CTO's updated Investor Presentation, dated April 11, 2018, slide 38, notes: "..the Board determined that for 2018 the director compensation program and levels were to remain the same as in 2017" and " The Board and Compensation Committee have no plans or intentions to increase director compensation."  Wintergreen's actions have benefitted all shareholders, and CTO's acknowledgement of the issue should cause ISS to reevaluate the support for this proposal.
Pages 1, 29
Wintergreen believes that pursuing all avenues to reach NAV for shareholders is a compelling objective and argument in support of the Wintergreen proposal.  ISS presupposing that a second process within two years would fail is inappropriate.  The fact pattern surrounding CTO has changed dramatically in the past two years:  new Federal Tax law that makes Real Estate Investment Trust ("REIT") conversions unattractive, most of CTO's land has been sold or is under contract (which was a primary factor cited by CTO in 2016), we believe corporate overhead is high for a company of this size, and the Company wants to raise compensation costs further. CTO has also begun publishing an estimate of NAV (at Wintergreen's urging) (CTO Investor Presentation, dated February 8, 2018), and this makes evident that CTO's share price continues to languish behind the calculated and published asset value.
CTO appears to be scuttling the Wintergreen proposal in favor of advancing their conversion to a REIT.  There are clear and valid reasons why Wintergreen has submitted its shareholder proposal for CTO to evaluate all options to reduce the discount between share price and NAV to maximize value for shareholders, and nominated director candidates.  CTO's latest proxy omits the Company's intention to convert the Company to a REIT, but the Company made clear in its 2017 Annual Report and Investor Letter that they are working toward a REIT conversion. In the letter, CTO states:
"As discussed over the years, we have been studying the benefits of converting to a REIT…our Company should be ready for this potential conversion by the end of 2019….Obviously, if you want to know what the actual tax consequences…would be to you – contact your tax advisor. "
Wintergreen is concerned that a REIT conversion at the end of 2019 could have significant negative tax consequences for all shareholders of CTO.  CTO would face significant hurdles to an effective REIT conversion, including recent changes in the Federal Tax Code, which reduce the corporate tax rate to 21%, and the rising interest rate environment.  When these macro factors are combined with the Company's small size and the impact that the proposed potential large increases in executive compensation and equity issuance would have on the income that the company has to distribute, it raises serious questions about the benefits of a REIT conversion.
Wintergreen believes its proposal would benefit all shareholders by reducing the discount between NAV and share price by evaluating all options for the Company.  CTO said in its proxy statement that it has benefited from the increased interest in the Daytona real estate market, which confirms our stance that there is no better time to evaluate all options for the Company.  The fact that CTO refuses to support our shareholder-friendly proposal, and indicates that if passed, it will take steps to minimize the potential distraction to management while it is being implemented, raises serious concerns about the true interests of the Board.
We appreciate your consideration of our concerns relating to the ISS Report and look forward to your response.

Regards,

/s/ Liz Cohernour
Liz Cohernour Chief Operating Officer Wintergreen Advisers, LLC